Exhibit 99.1

For more information, please contact:

AmTrust Financial Services, Inc.

Hilly Gross	Ronald Pipoly, Jr.
Vice President, Investor Relations	Chief Financial Officer
212.220.7120 x7023	216.328.6116
hgross@amtrustgroup.com	rpipoly@amtrustgroup.com

For immediate release
August 8, 2007

AmTrust Financial Services, Inc. Reports Record Second Quarter
Net Income of $21.4 million

(New York) - AmTrust Financial Services Inc. (NASDAQ: AFSI), today reported net income of $21.4 million and revenues of $152.9 million for the second quarter 2007. “The second quarter results confirm the validity of our strategic growth objectives, as well as underscore the unique niche that AmTrust continues to occupy in specialized areas of insurance,” stated Barry Zyskind, president and chief executive officer.

In addition, AmTrust announced that it has no exposure to sub-prime mortgages. Virtually all of the mortgage-backed securities in the Company’s portfolio are government or agency-guaranteed.

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Second Quarter Overview:

The Company reported $21.4 million in net income, or $0.36 per basic share, for the quarter ended June 30, 2007.

Second Quarter and Six Months Highlights:

•	Net income from continuing operations up 121.4% for the second quarter of 2007 compared to the second quarter of 2006
•	Net income from continuing operations up 127.4% for the six months of 2007 compared to the six months of 2006
•	Quarterly operating earnings per basic share was $0.31
•	Quarterly net realized gains per basic share was $0.05
•	Quarterly earnings per basic share was $0.36
•	Six months ended June 30, 2007 earnings per basic share was $0.72
•	Annualized quarterly return on equity for the second quarter was 23.1%
•	Book value per basic share was $6.32 (as of June 30, 2007)
•	GAAP combined ratio for the second quarter was 90.0%
•	GAAP combined ratio for the six months ended was 89.6%

Second Quarter and Six Months Results:
Revenue:

Net revenue in the second quarter 2007 increased by $65.6 million or 75.1% to $152.9 million (excluding other investment gain on managed assets) from $87.3 million in the second quarter 2006. Net revenue for the six months ended June 30, 2007 increased by $127.6 million or 76.9% to $293.5 million (excluding other investment gain on managed assets) from $165.9 million in the second quarter 2006.

Net earned premium in the second quarter 2007 increased by $58.0 million or 80.1%, to $130.4 million from $72.4 million in the second quarter 2006. Net earned premium for the six months ended June 30, 2007 increased by $106.9 million or 75.2%, to $249.1 million from $142.2 million in the second quarter 2006. The increase is primarily attributable to premium growth achieved through the successful integration of business acquired in renewal rights transactions as well as internal growth.
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Net investment income including realized gains and losses in the second quarter 2007 increased by $7.6 million or 71.7% to $18.2 million from $10.6 million in the second quarter 2006. Average invested assets for the three months ended June 30, 2007 was $896.5 million compared to $613.8 million for the three months ended June 30, 2006. Net investment income including realized gains and losses for the six months ended June 30, 2007 increased by $18.1 million or 103.4% to $35.6 million from $17.5 million in the first half of 2006. The primary reason for the increase is the growth in average invested assets over the periods.

Expenses:

The Company’s loss ratio for the quarter ended June 30, 2007 was 65.2% compared to 64.7% for the quarter ended June 30, 2006. The Company’s loss ratio for the six months ended June 30, 2007 was 64.0% compared to 63.7% for the six months ended June 30, 2006.

Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense for the quarter ended June 30, 2007 increased by $11.4 million to $32.4 million from $21.0 million for the quarter ended June 30, 2006. Despite the increase, the expense ratio for the quarter ended June 30, 2007 decreased to 24.8% from 29.0% for the quarter ended June 30, 2006. Policy Acquisition Expense, Salaries and Benefits Expense and Other Insurance General and Administrative Expense for the six months ended June 30, 2007 increased by $22.3 million to $63.5 million from $41.2 million for the six months ended June 30, 2006. Despite the increase, the expense ratio for the quarter ended June 30, 2007 decreased to 25.5% from 29.0% for the six months ended June 30, 2006.
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The decreases are the result of the Company’s ability to leverage its current infrastructure.

Interest expense in the second quarter 2007 increased to $2.5 million from $1.0 million in the second quarter of 2006. The increase is the result of the issuance by the Company in the last twelve months of $70.0 million of trust preferred securities.

Other Matters:

Shareholders’ Equity as of June 30, 2007 increased to $379.2 million from $306.9 million as of June 30, 2006.

As of June 30, 2007 the Company’s debt-to-capitalization ratio was 24.6%. The Company’s debt relates to four trust preferred securities offerings in which the Company participated in between 2005 and March 2007.

Conference Call:

On August 9, 2007 at 10 a.m. ET, the company will hold a conference call that can be accessed as follows:

Dial-in: 866.409.1555
Passcode: 6234315

In order to participate in the conference call, you must register at:
http://ir.amtrustgroup.com

A live broadcast of the call will be available on-line at the above website. An on-line replay will follow shortly after the call.

In addition, a telephonic replay will be available for seven days and can be accessed by dialing 888.203.1112. Enter replay passcode 6234315.

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About AmTrust Financial Services, Inc.

AmTrust Financial Services, Inc., headquartered in New York City, is a multinational specialty property and casualty holding company, which, through its insurance carriers, offers specialty property and casualty insurance products, including workers’ compensation, commercial automobile and general liability; extended service and warranty coverage. For more information about AmTrust, visit www.amtrustgroup.com, or call AmTrust toll-free at 866.203.3037.

Forward Looking Statement

This news release contains “forward-looking statements” which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those projected as a result of significant risks and uncertainties, including non-receipt of the expected payments, changes in interest rates, effect of the performance of financial markets on investment income and fair values of investments, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the impact of competition and pricing environments, changes in the demand for the Company’s products, the effect of general economic conditions, adverse state and federal legislation, regulations and regulatory investigations into industry practices, developments relating to existing agreements, heightened competition, changes in pricing environments, and changes in asset valuations. The Company undertakes no obligation to publicly update any forward-looking statements.
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AmTrust Financial Services, Inc.
Income Statement
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Gross premium written	$210,020	$113,732	$399,693	$237,010

Premium income
Net premium written	$163,522	$97,991	$324,141	$208,744
Change in unearned premium	33,102	25,556	75,029	66,499
	130,420	72,435	249,112	142,245

Fee income	4,292	4,229	8,782	6,115
Investment income, net	13,234	6,086	24,625	11,421
Net realized gains	4,962	4,515	11,022	6,091
Other investment gain on managed assets	2,191	-	1,901	-
	24,679	14,830	46,330	23,627

Total revenue	155,099	87,265	295,442	165,872

Loss and loss adjustment expense	84,999	46,884	159,556	90,658
Policy acquisition expenses	17,447	8,149	32,030	16,472
Salaries and benefits	9,921	6,614	18,933	11,732
Other insurance general and administrative expense	5,004	6,256	12,578	13,039
Other underwriting expenses	3,427	4,850	6,540	5,826
	120,798	72,753	229,637	137,727

Income from continuing operations	34,301	14,512	65,805	28,145

Other income (expense)
Foreign currency gain (loss)	629	(113)	119	(15)
Loss from equity investment	(215)	-	(215)	-
Interest expense	(2,531)	(1,030)	(4,335)	(2,243)
	(2,117)	(1,143)	(4,431)	(2,258)

Income from continuing operations before provision for income taxes	32,184	13,369	61,374	25,887

Provision for income taxes	8,597	3,816	16,599	7,075
Minority interest in net loss of subsidiary	2,191	-	1,901	-
Income from continuing operations	21,396	9,553	42,874	18,812
Discontinued operations	-	250	-	250
Net income available to common shareholders	$21,396	$9,803	$42,874	$19,062

Earnings per common share:
Basic earnings per share	$0.36	$0.16	$0.72	$0.36
Diluted earnings per share	$0.35	$0.16	$0.71	$0.36

Weighted average number of basic shares outstanding	59,959	59,943	59,959	52,289
Weighted average number of diluted shares outstanding	60,535	59,943	60,297	52,289

Combined ratio	90.0%	93.7%	89.6%	92.7%
Annualized return on equity	23.1%	12.9%	23.8%	17.9%

AmTrust Financial Services, Inc.
Balance Sheet Highlights
(in thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006

Cash, cash equivalents and investments, net	$929,654	$785,780
Premiums receivables	239,257	147,779
Goodwill and intangible assets	40,376	29,369
Total assets	1,653,950	1,223,715
Loss and loss expense reserves	385,961	295,805
Unearned premium	451,995	323,155
Junior subordinate debt	123,714	82,476
Total stockholders' equity	$379,187	$340,479